EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors TPT Global Tech, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of TPT Global Tech, Inc., in its registration statement on Post-Effective Form S-1, Amendment No. 1, relating to the registration of 75,000,000 shares of common stock. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

January 24, 2022